Exhibit 99.1
news
Contact:
Brad Allen
Imation Corp.
651-704-5818
bdallen@imation.com
Imation Provides Preliminary Q3 Estimates and
Lowers FY 2007 Outlook
Continued Margin Pressure in U.S. Retail Flash Products
Complete Q3 Results Scheduled for Release on October 25th
Oakdale, MN (October 17, 2007) — Imation Corp. (NYSE:IMN) today issued preliminary financial results for the quarter ended September 30th, 2007.
Based on preliminary financial results, the Company estimates third quarter revenue of approximately $525 million, operating income of approximately $11 million to $13 million and diluted E.P.S. between $0.15 and $0.18, including restructuring charges of approximately $3 million, or $0.05 per share, from the previously announced restructuring program.
The Company has scheduled a teleconference for interested investors to discuss these preliminary Q3 results on October 18th at 8:00 AM Central Daylight Time. The call in number is 1-866-244-6522. A live webcast of this teleconference will be available on the Internet at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 p.m. CDT on October 18th until 5:00 p.m. CDT on October 23rd. The replay number is 1-866-837-8032 (U.S. only) and the access code is 1155756. All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments. The Company is scheduled to release its full Q3 results on October 25th, 2007. (See Full Third Quarter Results below for further information.)
Results continued to be negatively impacted by USB Flash products where the combination of losses in the U.S. retail channel and inventory valuation accruals lowered third quarter operating income by approximately $7 million. Adjusting for this impact and the $3 million of restructuring charges in the quarter, preliminary operating income projections for the third quarter would have ranged between $21 million and $23 million.
Commenting on these preliminary results, Imation president and CEO Frank Russomanno said, “Our preliminary flash results are very disappointing and we have taken very specific and aggressive action including increasing prices, reducing the number of SKUs, and limiting promotional activity with a number of our retail channel partners. We believe these actions will result in a more selective and more profitable participation in the USB Flash market. We will only participate in those channels and regions that provide appropriate margin opportunities.”

“Excluding the impact of the losses and inventory write-downs related to USB Flash products, our overall results would have been in line with our expectations for the quarter. We are pleased with the initial contributions from the TDK and Memcorp acquisitions where our integration of the businesses is proceeding on plan. In addition, our manufacturing and R&D restructuring plans are proceeding ahead of schedule. Given the disappointing results for Q3 and our concern about flash product profitability in Q4, as we implement our revised market approach in USB Flash, we are lowering our FY 2007 outlook for operating income.”
“We remain confident in the strategy we outlined last May of transforming Imation to a brand and product management company and are encouraged by our progress to date. We are optimizing magnetic products through our restructuring actions, growing our market presence in recording optical products through the recent acquisition of the strong TDK brand and extending our portfolio of brands into broader product categories through the Memcorp acquisition.”
“This management team is prepared to deal with difficult market conditions and will continue to make necessary adjustments to improve results. We have not been successful with USB Flash products in the U.S. retail channel under the current conditions and as a result, we are taking aggressive actions to position the company for improvement in Q4 and a successful FY 2008,” Russomanno concluded.
The Company repurchased 2.1 million shares during the third quarter for $61.7 million and as of September 30th, had remaining authorization outstanding for the repurchase of 2.5 million additional shares, with 39.4 million total shares issued and outstanding.
FY 2007 Outlook
The following statements are based on our current outlook for fiscal 2007 and are subject to the risks and uncertainties described below.
Revenue for the full year 2007 is targeted between $2 billion and $2.05 billion, representing growth of approximately 25 percent to 30 percent over 2006 and remains unchanged from the most recent outlook. Based on the preliminary Q3 revenue estimate of approximately $525 million, revenue in Q4 would range between $640 million and $690 million.
Full year 2007 operating income on a GAAP basis, is targeted between $51 million and $56 million including restructuring charges of approximately $30 million. This outlook is changed from the previous outlook of operating income between $64 million and $69 million and restructuring charges of $25 million to $30 million. GAAP operating income for the fourth quarter is estimated between $17.5 million and $22.5 million including restructuring charges of approximately $5.5 million. On a non-GAAP basis, excluding restructuring charges, operating income for the year is targeted between $81 million and $86 million, down from the previous outlook of $92 million to $97 million on a comparable basis.
Comparison of GAAP to Non-GAAP Financial Measures
The impacts of the restructuring and other charges as well as the impacts of USB Flash products are provided to assist an investor’s understanding of the impact of these components on our actual results of operations and the estimated components of our 2007 outlook when compared with prior periods. We believe this will assist investors in making an evaluation of our performance against prior periods on a comparable basis by adjusting for these items. This information should not be construed as an alternative to the reported results which have been determined in accordance with accounting principles generally accepted in the United States of America.

Full Third Quarter Results are scheduled for release on Thursday, October 25th. A teleconference has been scheduled for 9:00 a.m. Central Daylight Time (CDT) on Thursday, October 25th, 2007. A live webcast of this teleconference will be available on the Internet at http://ir.Imation.com or http://www.streetevents.com. A taped replay of the teleconference will be available beginning at 1:00 p.m. CDT on October 25th until 5:00 p.m. CDT on October 30th. The replay number is 1-866-837-8032 (U.S. only) and the access code is 1139538. All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent developments.
About Imation
Imation Corp. is the only company in the world focused on the development, manufacture and supply of removable data storage products spanning the four pillars of magnetic, optical, flash and removable hard disk storage. With more than 50 years of data storage leadership beginning with the development of the world’s first computer tape, Imation proudly marked its tenth anniversary as an independent company in 2006. In addition to the Imation brand, Imation Corp.’s global brand portfolio includes the Memorex brand; one of the most widely recognized names in the consumer electronics industry, famous for the slogan, “Is it live or is it Memorex?” Imation is also the exclusive licensee of the TDK Life on Record brand, one of the world’s leading recording media brands. Additional information about Imation is available at www.imation.com or by calling 1-888-466-3456.
Risk and Uncertainties
Certain information contained in this press release which does not relate to historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully integrate the acquisitions of the TDK Brand Recording Media business and the Memcorp business and achieve the anticipated benefits, including synergies, in a timely manner; our ability to operate the Memorex business as an integrated entity; our ability to successfully defend our intellectual property, including the Memorex brand and patent licenses and the Philips patent cross license; continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand; our ability to meet our cost reduction and revenue growth targets; our ability to successfully implement our global manufacturing strategy for magnetic data storage products and changes to our R&D organization and to realize the benefits expected from the related restructuring charges; our ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties; our ability to achieve the expected benefits from the Moser Baer and other strategic relationships and distribution agreements such as the GDM joint venture and Tandberg relationships; the competitive pricing environment and its possible impact on profitability and inventory valuations; foreign currency fluctuations; the outcome of any pending or future litigation; our ability to secure adequate supply of certain high demand products; the ready availability and price of energy; availability of key raw materials or critical components; the market acceptance of newly introduced product and service offerings; the rate of decline for certain existing products, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.